Exhibit A

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of STAAR Surgical Company, a Delaware corporation (the “Company”); and

WHEREAS, Broadwood Partners, L.P., a Delaware limited partnership (“Broadwood Partners”), Broadwood Capital, Inc., a New York corporation, Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin wish to form a group for the purpose of soliciting proxies from the Company’s stockholders to oppose the proposed acquisition of the Company (the “Proposed Merger”) by Alcon Research, LLC, a Delaware limited liability company, at the Company’s upcoming special meeting of stockholders (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”), and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 17th day of September 2025 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Broadwood Partners or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 12 hours prior to the filing or submission thereof.

2. So long as this agreement is in effect, each of the undersigned shall provide written notice to Mr. Bradsher of (i) any of his, her or its purchases or sales of securities of the Company; or (ii) any securities of the Company over which he, she or it acquires or disposes of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents against the proposals related to the Proposed Merger submitted to stockholders for approval at the Special Meeting, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. Broadwood Partners shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses without any reimbursement for such expenses being owed or paid to Broadwood Partners by any other party to this Agreement.

5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth herein (collectively, “Communications”) shall be first approved by Broadwood Partners, or its representatives, and by Mr. Bradsher to the extent any such Communications refer to the Group’s activities set forth in Section 3. In addition, Broadwood Partners, or its representatives, shall have sole discretion over the content and timing of private communications, negotiating positions and / or settlement terms taken on behalf of the Group in connection with any potential resolution of the Group’s solicitation in opposition to the Proposed Merger or any definitive agreement with respect to the Special Meeting or the other purposes set forth in Section 3.

6. The relationship of the parties hereto as members of the Group in connection with the activities set forth in Section 3 shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he, she or it deems appropriate, in his, her or its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this Agreement or his, her or its investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of Delaware.

9. Any party hereto may terminate his, her or its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Neal C. Bradsher, c/o: Broadwood Partners, L.P., neal@broadwoodcapital.com.

10. Each party acknowledges that Broadwood Partners shall, in its sole discretion, select and retain counsel for both the Group and Broadwood Partners and its affiliates relating to his, her or its investment in the Company.

11. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DATE: September 17, 2025

BROADWOOD PARTNERS, L.P.

By:	/s/ Neal C. Bradsher
Name:	Neal C. Bradsher
Title:	President of Broadwood Capital, Inc.

BROADWOOD CAPITAL, INC.

By:	/s/ Neal C. Bradsher
Name:	Neal C. Bradsher
Title:	President

NEAL C. BRADSHER

/s/ Neal C. Bradsher

RICHARD T. LEBUHN

/s/ Richard T. LeBuhn

NATALIE R. CAPASSO

/s/ Natalie R. Capasso

RAYMOND A. MYERS

/s/ Raymond A. Myers

JASON J. MARTIN

/s/ Jason J. Martin